Exhibit 99.1

NEWS RELEASE

RANGE COMPLETES WEST TEXAS ACQUISTION

FORT WORTH, TEXAS, DECEMBER 23, 2003...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced the completion of its previously announced acquisition of West Texas oil and gas properties. The purchase price should approximate $85 million after normal post closing adjustments made during the next 60 days. The acquisition was funded with borrowings under the Company’s bank credit facility.

The properties, which encompass 38,000 gross (32,000 net) acres of leases, are adjacent to the Company’s Conger Field properties in Sterling County of West Texas. Included are more than 500 wells with current net production in excess of 14 Mmcfe per day. Proved reserves attributed to the properties approximate 80 Bcfe. An associated 400-mile gathering system that collects and transports the properties’ production also was acquired. A development program will be initiated in 2004 to increase production over the course of the next three years.

Commenting, John H. Pinkerton, Range President stated, “With this acquisition, Range becomes the largest operator in the Conger Field with a concentration of more than 800 wells in the area. Given the recent success of our drilling program and the benefits of this acquisition, we now anticipate production to increase by 10% to 15% next year.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated debt reduction, economies of scale, capital expenditures, reserve replacement, and production rates are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2003-30
Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817)870-2601
www.rangeresources.com